Exhibit 99.1

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Marathon Financial Corporation
Winchester, Virginia


      We have audited the accompanying consolidated balance sheets of Marathon Financial Corporation and subsidiary, as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Financial Corporation and subsidiary, as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

                                    Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 15, 1999

                         MARATHON FINANCIAL CORPORATION

                           Consolidated Balance Sheets
                           December 31, 1998 and 1997


            Assets                                     1998             1997
                                                    ----------      ------------

Cash and due from banks                             $4 533 428      $3 477 382
Federal funds sold                                   8 281 000       3 570 000
Securities (fair value:  1998, $10,002,374;
  1997, $3,506,666)                                  9 961 650       3 490 709
Loans held for resale                                  401 671       1 502 438
Loans, net                                          65 065 268      49 014 633
Bank premises and equipment, net                     2 615 175       2 499 374
Accrued interest receivable                            478 820         285 837
Other real estate                                       18 123         448 123
Other assets                                           496 534         537 546
                                                    ----------      ----------


                                                   $91 851 669     $64 826 042
                                                   ===========     ===========


   Liabilities and Shareholders' Equity

Liabilities
  Deposits:
    Noninterest-bearing demand deposits            $10 680 285      $7 992 135
    Savings and interest-bearing demand deposits    24 127 903      16 161 931
    Time deposits                                   47 486 855      32 281 155
                                                    ----------      ----------
          Total deposits                           $82 295 043     $56 435 221
  Interest expense payable                             140 899         104 753
  Accounts payable and accrued expenses                401 395         295 518
  Capital lease payable                                224 219         279 136
  Commitments and contingent liabilities                    --              --
                                                    ----------      ----------
          Total liabilities                        $83 061 556     $57 114 628
                                                   -----------      ----------

Shareholders' Equity
  Preferred stock, Series A, 5% noncumulative,
     no par value; 1,000,000 shares authorized
     and unissued                                   $       --     $        --
  Common stock, $1 par value; 20,000,000 shares
     authorized; 1998, 2,063,186 shares issued
     and outstanding; 1997, 2,055,983 shares
     issued and outstanding                          2 063 186       2 055 983
  Capital surplus                                    7 849 522       7 815 454
  Retained earnings (deficit)                       (1 149 567)     (2 164 825)
  Accumulated other comprehensive income                26 972           4 802
                                                    ----------      ----------
          Total shareholders' equity               $ 8 790 113     $ 7 711 414
                                                    ----------      ----------


                                                   $91 851 669     $64 826 042
                                                   ===========     ===========


See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996



                                                     1998          1997           1996
                                              -----------   --------------  --------------
Interest income:
   Interest and fees on loans                 $6 063 709   $4 559 365     $3 554 808
   Interest on investment securities, taxable    184 289       93 379         67 963
   Interest and dividends on securities
     available for sale:
       Taxable                                   169 675       78 588         54 677
       Dividends                                  27 367       21 478          8 373
   Interest on federal funds sold                430 995      129 844        103 606
                                               ---------    ----------     ---------
          Total interest income               $6 876 035   $4 882 654     $3 789 427
                                              ----------   ----------     ----------

Interest expense:
   Interest on deposits                       $2 938 214   $1 918 099     $1 566 223
   Interest on mortgage payable                       --           --         30 045
   Interest on capital lease obligations          20 341       24 637         18 230
   Interest on federal funds purchased                --          673            155
                                              ----------   ----------     ----------
          Total interest expense              $2 958 555   $1 943 409     $1 614 653
                                              ----------   ----------     ----------

          Net interest income                 $3 917 480   $2 939 245     $2 174 774

Provision for loan losses                        285 000      133 000        165 000
                                              ----------   ----------    -----------

          Net interest income after
             provision for loan losses        $3 632 480   $2 806 245     $2 009 774
                                              ----------   ----------     ----------

Other income:
   Service charges on deposit accounts        $  734 243    $  459 695     $ 338 788
   Commissions and fees                          111 048       102 234        72 883
   Gain (loss) on sale of other real estate      (54 249)           --         8 498
   Other                                          27 600        25 250        10 009
                                              ----------    ----------     ---------
          Total other income                  $  818 642    $  587 179     $ 430 178
                                              ----------    ----------     ---------


See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996

                                                  1998          1997           1996
                                              -----------   --------------  --------------
Other expenses:
  Salaries and employee benefits              $1 532 069     $1 213 499     $ 846 609
  Net occupancy expense of premises              262 686        211 293       160 772
  Furniture and equipment                        382 340        263 105       102 575
  Other                                        1 016 120        894 899       636 309
                                              ---------      ----------     ---------
          Total other expenses                $3 193 215     $2 582 796    $1 746 265
                                              ----------     ----------     ----------

          Income before income taxes          $1 257 907     $  810 628     $ 693 687

Provision for income tax (benefit)                77 596       (187 734)     (145 734)
                                              ----------      ----------    ----------


          Net income                          $1 180 311     $  998 362     $ 839 421
                                              ==========     ==========     =========

Earnings per share, basic                     $      .57     $      .51     $     .58
                                              ==========     ==========     =========

Earnings per share, assuming dilution         $      .56     $      .50     $     .58
                                              ==========     ==========     =========

See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 1998, 1997 and 1996

                                                                                      Accumulated
                                                                         Retained         Other                         Total
                                              Common       Capital       Earnings    Comprehensive   Comprehensive   Shareholders'
                                               Stock       Surplus       (Deficit)       Income         Income         Equity
                                               -----       -------       ---------       ------         ------         ------
Balance, December 31, 1995                $  1 306 303   $5 109 908   $  (3 746 878)    $  8 417                     $ 2 677 750
  Comprehensive income:
   Net income                                      --          --           839 421          --    $  839 421            839 421
   Other comprehensive income,
    unrealized (loss) on securities
    available for sale                             --          --             --          (7 910)      (7 910)            (7 910)
                                                                                                     ---------
   Total comprehensive income                      --          --             --             --    $  831 511               --
                                                                                                     =========
  Dividends declared                               --          --          (111 810)         --                         (111 810)
  Issuance of common stock - stock
   offering (567,192 shares)                   567 192    1 971 846           --             --                        2 539 038
  Acquisition of common stock
   (10,000 shares)                             (10 000)     (36 252)          --             --                          (46 252)
                                             ---------     --------         -------      -------                       ---------
Balance, December 31, 1996                $  1 863 495   $7 045 502   $  (3 019 267)    $    507                     $ 5 890 237
  Comprehensive income:
   Net income                                      --          --           998 362          --    $  998 362            998 362
   Other comprehensive income,
    unrealized gain on securities
    available for sale                             --          --             --           4 295        4 295              4 295
                                                                                                    --------
   Total comprehensive income                      --          --             --             --    $1 002 657               --
                                                                                                    =========
  Dividends declared                               --          --          (143 920)         --                         (143 920)
  Issuance of common stock -
   warrants (192,488 shares)                   192 488      769 952             --           --                          962 440
                                             ---------   ----------        ---------      -------                    -----------

Balance, December 31, 1997                $  2 055 983   $7 815 454   $  (2 164 825)    $  4 802                       7 711 414
  Comprehensive income:
   Net income                                      --          --         1 180 311          --    $1 180 311          1 180 311
   Other comprehensive income,
    unrealized gain on securities
    available for sale (net of tax,
    $13,894)                                       --          --             --          22 170       22 170             22 170
                                                                                                    ----------
   Total comprehensive income                      --          --             --             --    $1 202 481               --
                                                                                                    ==========
  Dividends declared                               --          --          (165 053)         --                         (165 053)
  Issuance of common stock -
   exercise of stock options
   (7,203 shares)                                7 203       34 068           --             --                           41 271
                                              --------      -------         -------      -------                        --------
Balance, December 31, 1998                $  2 063 186   $7 849 522   $  (1 149 567)    $ 26 972                     $ 8 790 113
                                             =========    =========      ===========      ======                       =========


See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996


                                                               1998                    1997                      1996
                                                            -----------             -----------               -----------
Cash Flows from Operating Activities
  Net income                                                 $1 180 311           $    998 362              $    839 421
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Amortization                                              52 878                 41 846                    40 581
       Depreciation                                             302 869                198 156                   103 815
       Provision for loan losses                                285 000                133 000                   165 000
       Writedown of other real estate                               --                    --                       8 000
       Deferred tax (benefit)                                    72 346               (200 000)                 (150 000)
       Gain (loss) on sale of other real estate                  54 249                    --                     (8 498)
       Net amortization and accretion on securities               4 316                (13 317)                  (15 807)
       Origination of loans available for sale               (7 520 722)            (5 992 149)               (3 431 800)
       Proceeds from sale of loans available for sale         8 621 489              4 773 003                 3 517 254
       Changes in assets and liabilities:
         (Increase) in other assets                             (77 806)              (125 826)                  (25 973)
         (Increase) in accrued interest receivable             (192 983)               (73 748)                  (53 023)
         Increase (decrease) in accounts payable
           and accrued expenses                                  84 741                (10 491)                   68 870
         Increase in interest expense payable                    36 146                 22 989                    21 613
                                                              ---------             ----------                 ---------
          Net cash provided by (used in) operating
              activities                                     $2 902 834           $   (248 175)             $  1 079 453
                                                              ---------             ----------                ----------

Cash Flows from Investing Activities
  Proceeds from maturities, calls and principal
    payments of investment securities                        $  403 000           $  1 107 991              $    568 892
  Proceeds from maturities, calls and principal
    payments of securities available for sale                   361 404                503 397                   205 004
  Purchase of investment securities                          (3 698 262)            (1 152 890)               (1 280 095)
  Purchase of securities available for sale                  (3 505 333)              (600 386)               (1 122 641)
  Net (increase) in loans                                   (16 335 635)           (12 451 882)               (8 885 477)
  Purchase of equipment                                        (438 969)            (1 137 155)                 (194 815)
  Proceeds from sale of other real estate                       375 751                    --                    218 498
                                                             ----------             ----------                ----------
           Net cash (used in) investing activities          $22 838 044)          $(13 730 925)             $(10 490 634)
                                                             ----------             ----------                ----------
Cash Flows from Financing Activities
  Net increase in demand deposits, NOW accounts
    and savings accounts                                    $10 654 122           $  6 889 140              $  1 774 085
  Net increase in certificates of deposit                    15 205 700              8 820 794                 6 329 038
  Net proceeds from issuance of common stock                     41 271                962 440                 2 539 038
  Acquisition of common stock                                       --                     --                    (46 252)
  Principal payments on capital lease obligations               (54 917)               (36 516)                  (32 036)
  Principal payments on mortgage payable                            --                     --                   (507 134)
  Payment of dividends                                         (143 920)              (111 810)                      --
                                                             ----------             ----------                ----------
           Net cash provided by financing activities        $25 702 256           $ 16 524 048              $ 10 056 739
                                                             ----------             ----------                ----------


See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


                                                  1998          1997           1996
                                              -----------   --------------  --------------

           Increase in cash and
             cash equivalents                $ 5 767 046    $2 544 948     $  645 558

Cash and Cash Equivalents
  Beginning                                    7 047 382     4 502 434      3 856 876
                                               ---------    ----------      ---------
  Ending                                     $12 814 428    $7 047 382     $4 502 434
                                              ==========     =========      =========

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:

      Interest                               $ 2 922 409    $1 920 420     $1 593 040
                                              ==========   ===========    ==========

      Income taxes                           $    17 595    $   12 179     $    4 153
                                              ==========    ==========    ==========


Supplemental Schedule of Noncash
  Investing and Financing Activities:
     Other real estate acquired in

        settlement of loans                  $     --       $  430 000     $     --
                                               =========   ==========     =========


     Property and equipment acquired

        under capital lease obligations      $     --       $     --       $  238 088
                                              =========     ===========     =========


     Unrealized gain (loss) on securities

        available for sale                   $    36 064    $    4 295     $   (7 910)
                                               =========    ===========     =========



See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements




Note 1.  Nature of Banking Activities and Significant Accounting Policies

         Marathon Financial Corporation (the Corporation) and its subsidiary, the Marathon Bank, grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

         The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

           Principles of Consolidation

             The consolidated financial statements of the Marathon Financial Corporation and its subsidiary, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

           Securities

             Investments are classified in three categories and accounted for as follows:

             a. Securities Held to Maturity

                Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

             b. Securities Available for Sale

                Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income, net of the deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                      Notes to Consolidated Financial Statements


             c. Trading Securities

                Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

           Loans Held for Sale

             Loans held for sale are those loans the Corporation has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the loans. All sales are made without recourse.

           Loans

             Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are charged off when management believes that the collectibility of the principal is unlikely. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

             The Corporation has adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

                      Notes to Consolidated Financial Statements


             The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as impaired loans under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans. The Corporation had no loans subject to FASB 114 at December 31, 1998 and 1997.

             Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

           Allowance for Loan Losses

             The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

           Bank Premises and Equipment

             Bank  premises and  equipment  are stated at cost less  accumulated
             depreciation.   Depreciation   is   computed   primarily   on   the
             straight-line and declining-balance methods.

             Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

           Classifications of Amortization on Assets Acquired Under Capital
           Leases

             The amortization expense on assets acquired under capital leases is included with the depreciation expense.

           Earnings Per Share

             In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

           Comprehensive Income

             As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or shareholders' equity. SFAS No. 130 requires other comprehensive income to include the unrealized gains or losses on available for sale securities, which prior to adoption were reported separately in shareholders' equity. The financial statements for previous periods have been reclassified to conform to the requirements of SFAS No. 130.

           Income Taxes

             Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

           Cash and Cash Equivalents

             For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                      Notes to Consolidated Financial Statements



           Loan Fees and Costs

             Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

           Advertising

             The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses incurred for the years ended December 31, 1998, 1997 and 1996 were $39,952, $75,870 and $60,155, respectively.

           Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2.  Securities

         The amortized cost and fair value of the securities available for sale as of December 31, 1998 and 1997, are as follows:


                                                      Gross         Gross
                                         Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains        (Losses)       Value
                                         ---------   ----------   ----------      ------
                                                             1998
                                        ----------------------------------- ------------
         U.S. Treasury securities
           and obligations of U.S.
           government corporations
           and agencies                $4 420 515   $ 41 769      $ (2 066)    $4 460 218
         Mortgage-backed securities        20 392      1 163            --         21 555
         Other                            479 800         --            --        479 800
                                        ---------    -------      --------      ---------

                                       $4 920 707   $ 42 932      $ (2 066)    $4 961 573
                                       ==========   ========     =========      =========


                                                           Gross         Gross
                                            Amortized      Unrealized    Unrealized     Fair
                                            Cost           Gains         (Losses)       Value
                                            ---------      ----------    ----------     ------
                                                                    1997
                                            --------------------------------------------------
         U.S. Treasury securities
           and obligations of U.S.
           government corporations
           and agencies                    $1 352 298      $ 4 884       $ (2 128)   $1 355 054
         Mortgage-backed securities            31 477        2 046             --        33 523
         Other                                395 200           --             --       395 200
                                            ---------     --------       --------     ---------
                                           $1 778 975      $ 6 930       $ (2 128)   $1 783 777
                                           ==========    =========      =========    ==========


         The amortized cost and fair value of the securities available for sale as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                       Amortized        Fair
                                                         Cost          Value
                                                       ---------       -----
           Due in one year or less                   $  299 794   $  301 313
           Due after one year through five years      1 563 724    1 585 343
           Due after five years through ten years     2 556 997    2 573 562
           Mortgage-backed securities                    20 392       21 555
                        Other                           479 800      479 800
                                                      ---------     --------
                                                     $4 920 707   $4 961 573
                                                     ==========    =========


         The amortized cost and fair value of securities being held to maturity as of December 31, 1998 and 1997, are as follows:


                                                            Gross       Gross
                                           Amortized      Unrealized  Unrealized       Fair
                                           Cost             Gains      (Losses)       Value
                                           ---------      ----------  ----------     -------
                                                                1998
                                           -------------------------------------------------
          Obligations of U.S.
           government corporations
           and agencies                   $4 899 237      $  39 376   $  (2 074)   $4 936 539
         Obligations of state and
           political subdivisions            100 840          3 422          --       104 262
                                           ---------      ---------    --------     ---------
                                          $5 000 077      $  42 798   $  (2 074)   $5 040 801
                                          ==========      =========   =========    ==========



                                                             Gross          Gross
                                           Amortized       Unrealized    Unrealized       Fair
                                             Cost            Gains        (Losses)        Value
                                           ---------       ----------    ----------       -----
                                                                   1997
                                           ----------------------------------------------------
         Obligations of U.S.
           government corporations
           and agencies                   $1 452 899       $  14 254     $   (141)   $1 467 012

         Obligations of state and

           political subdivisions            254 033           1 844           --       255 877
                                           ---------       ---------     --------     ---------
                                          $1 706 932       $  16 098    $    (141)   $1 722 889
                                          ==========       =========    =========    ==========


         The amortized cost and fair value of the securities being held to maturity as of December 31, 1998, by contractual maturity, are shown below.

                                                Amortized         Fair
                                                  Cost            Value
                                                ---------         -----
           Due in one year or less           $   250 067      $  250 235
           Due after one year through
             five years                        3 647 882       3 679 783
           Due after five years through
             ten years                         1 102 128       1 110 783
                                               ---------       ---------
                                             $ 5 000 077     $ 5 040 801
                                               =========       =========


         Proceeds from maturities, calls and principal payments of securities available for sale during 1998, 1997 and 1996 were $361,404, $503,397 and $205,004. There were no realized gains or realized losses recognized on these transactions.

         Proceeds from maturities, calls and principal payments of securities being held to maturity during 1998, 1997 and 1996 were $403,000, $1,107,991 and $568,892. There were no realized gains or realized losses recognized on these transactions.

         Securities having a book value of $847,910 and $646,873 at December 31, 1998 and 1997 were pledged to secure public deposits and for other purposes required by law.

Note 3.  Loans and Related Party Transactions

         The loan portfolio as of December 31, 1998 and 1997, is composed of the following:

                                                    1998          1997
                                                ----------    ----------

             Commercial                       $35 388 441    $24 399 929
             Real estate - mortgage            11 173 003     10 065 627
             Real estate - construction         7 472 110      4 573 026
             Installment loans to individuals  11 786 311     10 552 548
                                              -----------    -----------
                                              $65 819 865    $49 591 130

             Less allowance for loan losses       754 597        576 497
                                              -----------    -----------
                                              $65 065 268    $49 014 633
                                              ===========    ===========


         The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms (exclusive of loans to any such person which in the aggregate did not exceed $60,000) were indebted to the Corporation for loans totaling $2,090,201 and $1,831,322 at December 31, 1998 and 1997, respectively. During 1998, total principal additions were $1,290,364 and total principal payments were $1,031,485.


Note 4.  Allowance for Loan Losses

         Changes in the allowance for loan losses are as follows:

                                                       December 31,
                                             1998           1997         1996
                                           ---------     ----------    ---------

           Balance, beginning          $    576 497    $  503 014     $393 139
             Provision for loan losses      285 000       133 000      165 000
             Recoveries                      44 211        27 823        6 007
             Loan losses charged to
             the allowance                 (151 111)      (87 340)     (61 132)
                                        -----------     ---------     --------
           Balance, ending             $    754 597    $  576 497     $503 014
                                        ===========     =========     ========

         Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $233,200 and $38,116 at December 31, 1998 and 1997,
         respectively. If interest on these loans had been accrued, such income would have approximated $15,681 and $8,519 for 1998 and 1997, respectively.

                      Notes to Consolidated Financial Statements

Note 5.  Bank Premises and Equipment, Net

         Bank premises and equipment as of December 31, 1998 and 1997 consists of the following:

                                                  1998         1997
                                                -------       ------
           Bank premises                   $  2 127 824    $  1 869 457
           Furniture and equipment            1 522 678       1 332 436
           Capital leases - property
              and equipment                     255 604         389 135
                                            -----------    ------------
                                             $3 906 106    $  3 591 028

           Less accumulated depreciation      1 290 931       1 091 654
                                            -----------    ------------
                                             $2 615 175      $2 499 374
                                            ===========    ============


         Depreciation and amortization included in operating expense for 1998, 1997 and 1996 was $323,168, $228,365 and $134,024, respectively.


Note 6.  Deposits

         The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $9,320,255 and $7,127,769 in 1998 and 1997, respectively.

         At December 31, 1998, the scheduled maturities of time deposits are as follows:

            Years Ending December 31:

                   1999                      $30 965 710
                   2000                        5 367 115
                   2001                        4 149 261
                   2002                        2 279 714
                   2003                        4 725 055
                                             -----------
                                             $47 486 855
                                             ===========

                      Notes to Consolidated Financial Statements




Note 7.  Income Taxes

         Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                                             1998         1997
                                                           ---------   ---------
             Deferred tax assets:
                Net operating loss carryforward            $187 705    $697 623
                Writedown of other real estate                2 720       2 720
                Other real estate expenditures                  192       1 524
                Nonaccrual interest                           5 545      12 959
                Allowance for loan losses                    70 963        --
                Alternative minimum tax credits              21 856        --
                Less valuation allowance                       --      (338 889)
                                                           --------    ---------
                                                           $288 981    $375 937
                                                           --------    ---------
             Deferred tax liabilities:
                Allowance for loan losses                  $  --       $ 25 937
                Depreciation                                 11 327        --
                Securities available for sale                13 894        --
                                                           --------    --------
                                                           $ 25 221    $ 25 937
                                                           --------    --------
                                                           $263 760    $350 000
                                                           ========    ========


           The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996, consists of the following:


                                                  1998       1997        1996
                                                --------   --------  ----------

             Current tax expense             $  5 250     $  12 266   $   4 266
             Deferred tax expense             411 235       278 740     239 191
             Change in valuation allowance   (338 889)     (478 740)   (389 191)
                                             ---------    ---------   ---------
                                             $ 77 596     $(187 734)  $(145 734)
                                             ========     =========   =========


           The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996, due to the following:



                                                            1998         1997        1996
                                                        ----------   ----------  -------------


             Computed "expected" tax expense           $ 427 688      $ 275 614    $ 235 854
             Increase (decrease) in income taxes
               resulting from:
                 Reduction of valuation allowance       (338 889)      (478 740)    (389 191)
               Other                                     (11 203)        15 392        7 603
                                                       ---------        --------    ---------
                                                        $ 77 596      $(187 734)   $(145 734)
                                                       =========       =========    =========



           Under the provisions of the Internal Revenue Code, the Corporation has available approximately $514,833 of net operating loss carryforwards which can be offset against future taxable income. The carryforwards expire December 31, 2006. The full realization of the tax benefits associated with the carryforwards depends predominately upon the recognition of ordinary income during the carryforward period.

Note 8.  Leases

         Capital Leases

           During 1996, the Corporation entered into a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%. Capital lease payable at December 31, 1998 in the amount of $224,219 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

           The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 1998:

             Years ending December 31:

                1999                                       $   23 898
                2000                                           23 898
                2001                                           23 898
                2002                                           23 898
                2003                                           23 898
                Later years                                   296 731
                                                             ---------
                  Total minimum lease payments             $  416 221
                Less the amount representing interest         192 002
                                                             ---------
                   Present value of net minimum
                     lease payments                        $  224 219
                                                            ==========


         Lease Commitments and Total Rental Expense

           During 1996, the Corporation entered into a twenty-year operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on June 30, 2016 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $22,256 for the initial lease beginning July 1, 1996. The total minimum lease commitment at December 31, 1998 under this lease is $387,630.

           During 1994, the Corporation entered into a five-year operating lease for the rental of a branch location. The lease expires on March 30, 2000 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus an annual rental of $12,000 for the initial lease period commencing on April 1, 1995. The total minimum lease commitments at December 31, 1998 under this lease is $15,000.

           During 1997, the Corporation entered into a ten-year operating lease for the rental of a branch location. The lease expires on December 31, 2006 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on January 13, 1997. The total minimum lease commitments at December 31, 1998 under this lease is $248,631.

           During 1997, the Corporation entered into a five-year operating lease for the rental of a branch location. The lease expires on August 31, 2002 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on September 1, 1997. The total minimum lease commitments at December 31, 1998 under this lease is $38,000.

           The total minimum lease commitment for these operating leases is due as follows:

                        1999                  $   70 056
                        2000                      65 256
                        2001                      63 456
                        2002                      61 006
                        2003                      53 774
                        Later years              375 713
                                               ----------
                                              $  689 261
                                               ==========


           Total rental expense was $68,556, $56,933 and $29,823 for the years ended December 31, 1998, 1997 and 1996, respectively.

         Fixed Equipment on Land Leased with Related Parties

           Fixed equipment with a depreciated cost at December 31, 1998 of $15,874 is located on land leased from a partnership of which the Corporation's president is a partner. The lease expires on May 31, 2016.

                      Notes to Consolidated Financial Statements


Note 9.  Commitments and Contingent Liabilities

         In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with off-balance-sheet risk.

         As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $394,000 and $156,000, respectively.

         The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.


Note 10. Dividend Restrictions

         Federal and state regulations limit the amount of dividends which the Corporation can pay without obtaining prior approval and, additionally, federal regulations require that the Corporation maintain minimum capital requirements. As of December 31, 1998, the Corporation was required to obtain prior approval on any dividend declared.

         The Corporation did obtain approval from the State Corporation Commission to pay dividends in 1998, 1997 and 1996. On December 17, 1996, the Board of Directors declared a cash dividend of $.06 per share payable January 27, 1997 to shareholders of record December 27, 1996. On January 7, 1998, the Board of Directors declared a cash dividend of $.07 per share payable January 26, 1998 to shareholders of record January 17, 1998. On December 15, 1998, the Board of Directors declared a cash dividend of $.08 per share payable January 29, 1999 to shareholders of record December 31, 1998.

         Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1998, no unrestricted funds could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.

                      Notes to Consolidated Financial Statements


Note 11. Other Expenses

         The principal components of "Other expenses" in the Consolidated Statements of Income are:



                                                    1998         1997        1996
                                              ----------   ----------  ----------


           Telephone                          $   84 232   $   48 709  $   33 257
           Marketing                              39 952       75 870      60 155
           Stationery and supplies               102 716       73 722      52 208
           Postage                                92 296       59 392      49 010
           Directors fees                         83 250       69 315      45 450
           ATM expense                            87 525       56 800      37 048
           Forgery loss                              --        59 870         --
           Other (includes no items in excess
             of 1% of total revenue)             526 149      451 221     359 181
                                               ----------   ---------   ---------
                                              $1 016 120   $  894 899  $  636 309
                                              ==========   ==========  ==========




Note 12. Financial Instruments With Off-Balance-Sheet Risk

         The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented  by  the  contractual  amount  of  those  instruments.  The
         Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997 is as follows:

                                                           1998          1997
                                                        ----------   ----------
                                                              (Thousands)
             Financial instruments whose contract
                amounts represent credit risk:
                   Commitments to extend credit        $    8 909  $    7 194
                   Standby letters of credit                  851         664

                   Notes to Consolidated Financial Statements

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998, varies from 0 percent to 100 percent; the average amount collateralized is 79 percent.

         The Corporation has cash accounts in other commercial banks. The amount on deposit at one of these banks at December 31, 1998 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,063,609.


Note 13. Defined Contribution Retirement Plan

         The Corporation has a defined  contribution  retirement plan under Code
         Section 401(k) of the Internal Revenue Service covering employees who have completed six months of service and who are at least 21 years of age. Contributions made to the plan for the years ended December 31, 1998, 1997 and 1996 were $19,500, $15,880 and $12,173.


Note 14. Disclosures About Fair Value of Financial Instruments

         The following  methods and  assumptions  were used to estimate the fair
         value  of  each  class  of  financial   instruments  for  which  it  is
         practicable to estimate that value:

           Cash and Short-Term Investments

             For  those  short-term  instruments,   the  carrying  amount  is  a
             reasonable estimate of fair value.

           Securities

             For securities, fair values are based on quoted market prices or dealer quotes.

                   Notes to Consolidated Financial Statements


           Loans Held for Sale

             Fair values are based on quoted market prices of similar loans sold on the secondary market.

           Loan Receivables

             For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

           Deposit Liabilities

             The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

           Capital Lease Payable

             The fair values of the Corporation's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.


           Off-Balance-Sheet Financial Instruments

             The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

             The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

             At December 31, 1998 and 1997, the difference between the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                      Notes to Consolidated Financial Statements

             The   estimated   fair  values  of  the   Corporation's   financial
             instruments are as follows:



                                                  1998                       1997
                                       -------------------------    ------------------------
                                         Carrying        Fair        Carrying        Fair
                                          Amount        Value         Amount         Value
                                       ------------   ---------     -----------    ---------
                                               (Thousands)                 (Thousands)
          Financial assets:
            Cash and short-term
             investments                 $ 12 814     $ 12 814      $  7 047     $    7 047
            Securities                      9 962       10 002         3 491          3 507
            Loans held for resale             402          402         1 502          1 502
            Loans                          65 065       68 265        49 015         49 529
                                          --------     --------      --------     ---------
            Total financial assets       $ 88 243     $ 91 483      $ 61 055     $   61 585
                                         =========     ========      ========     =========


          Financial liabilities:
             Deposits                    $ 82 295     $ 83 935      $ 56 435     $   56 867
            Long-term debt                    224          247           279            327
                                         --------     --------      --------     ----------
              Total financial
                liabilities              $ 82 519     $ 84 182      $ 56 714     $   57 194
                                         ========     ========      ========     ==========




Note 15.  Capital Requirements

          The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

          As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

          The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                      To Be Well
                                                                                   Capitalized Under
                                                               For Capital        Prompt Corrective
                                             Actual         Adequacy Purposes      Action Provisions
                                      -----------------     ------------------    -------------------
                                       Amount    Ratio      Amount     Ratio       Amount       Ratio
                                      --------   ------     -------    -------    --------     -------
                                                          (Amount in Thousands)
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated                    $  9 518   13.89%     =>$ 5 481   =>8.00%              N/A
      Marathon Bank                   $  8 787   12.84%     =>$ 5 476   =>8.00%   =>$ 6 845     =>10.00%
  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated                    $  8 763   12.79%     =>$ 2 740   =>4.00%              N/A
      Marathon Bank                   $  8 032   11.73%     =>$ 2 738   =>4.00%   =>$ 4 107     => 6.00%
  Tier 1 Capital (to
     Average Assets)
      Consolidated                    $  8 763    9.63%     =>$ 3 640   =>4.00%              N/A
      Marathon Bank                   $  8 032    8.90%     =>$ 3 610   =>4.00%   =>$ 4 512     => 5.00%

As of December 31, 1997:
  Total Capital  (to Risk
    Weighted Assets)
      Consolidated                    $  8 283   16.09%     =>$ 4 117   =>8.00%              N/A
      Marathon Bank                   $  7 455   14.50%     =>$ 4 112   =>8.00%   =>$ 5 140     =>10.00%
  Tier 1 Capital
(to Risk
    Weighted Assets)
      Consolidated                    $  7 707   14.97%     =>$ 2 059   =>4.00%              N/A
      Marathon Bank                   $  6 879   13.38%     =>$ 2 056   =>4.00%   =>$ 3 084     => 6.00%
  Tier 1 Capital (to
    Average Assets)
      Consolidated                    $  7 707   12.68%     =>$ 2 431   =>4.00%              N/A
      Marathon Bank                   $  6 879   11.49%     =>$ 2 394   =>4.00%   =>$ 2 993     => 5.00%


Note 16.  Stock Option Plans

          In 1997, the shareholders approved the 1996 Long-Term Incentive Plan. The plan allows for incentive stock options and nonqualified stock options to be granted with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 350,000 shares of the Corporation's Common Stock have been reserved for the issuance of stock options under the Incentive Plan.

          In 1997, the Board granted 42,078 options to key employees of the Corporation at $5.12 (weighted average exercise price). Of the 42,078 options, a total of 18,875 were vested as of December 31, 1998. The remaining options will vest at 5,250 per year on September 17 for the next four years. Directors also received options to purchase 100,000 shares at $5.00, of which 54,000 shares were vested as of December 31, 1998 with the remaining options vesting 10,000 per year on September 17 for the next four years. The options expire September 16, 2006.

          In 1998, the Board granted 5,000 options to key employees of the Corporation at $7.25. Of the 5,000 options, a total of 2,000 were vested as of December 31, 1998. The remaining options will vest at 1,000 per year on September 1 for the next three years. The options expire August 31, 2008.

          Under the Employee and Director Plans, in no event may the shares for which awards may be granted under the plan exceed 10% of the issued and outstanding shares of Common Stock of the Corporation at any time.

          The fair value of each employee-related grant is estimated at the grant date using the Black-Scholes option-pricing model. The estimates were calculated using the following weighted-average assumptions for grants in 1998 and 1997: Dividend rate of .12% and .16%, price volatility of 20.65% and 35.00%, risk-free interest rate of 4.50% and 5.00%, respectively, and expected lives of 5 years.

          The Corporation applies APB Opinion 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for 1998 or 1997. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been as follows:

                                                       1998            1997
                                                    ----------     -----------
                      Net income

                        As reported                 $1 180 311     $ 998 362
                                                    ==========     =========
                        Proforma                    $1 166 453     $ 970 561
                                                    ==========     =========


                      Basic earnings per share

                        As reported                 $      .57     $     .51
                                                    ==========     =========
                        Proforma                    $      .57     $     .50
                                                    ==========     =========


                      Diluted earnings per share

                        As reported                 $      .56     $     .50
                                                    ==========     =========
                        Proforma                    $      .55     $     .48
                                                    ==========     =========

      Changes in the incentive stock options outstanding are summarized as follows:


                                                            Long-Term            Long-Term
                                                          Incentive Plan -     Incentive Plan -
                                                            Employee             Director
                                                     -------------------   --------------------
                                                                Weighted              Weighted
                                                     Number     Average    Number     Average
                                                      of        Exercise    of        Exercise
                                                     Shares      Price     Shares     Price
                                                     ------    --------    ------     ---------


           Outstanding at January 1, 1997               --     $    --       --     $    --
           Granted during 1997                       42 078       5.12    100 000       5.00
           Exercised during 1997                        --          --       --          --
           Forfeited during 1997                        --          --       --          --
                                                     -----                -------
           Outstanding at January 1, 1998            42 078       5.12    100 000       5.00
           Granted during 1998                        5 000       7.25       --          --
           Exercised during 1998                     (2 203)      7.39     (5 000)      5.00
           Forfeited during 1998                        --          --     (5 000)      5.00
                                                     -----                -------
           Outstanding at December 31, 1998          44 875       5.25     90 000       5.00
                                                     ======               =======


           Options exercisable at December 31,
             1998                                    20 875                54 000
                                                     ======               =======
           Weighted average fair value of
            options granted during 1998             $  2.02             $    --
                                                     ======               =======
           Weighted average fair value of
             options granted during 1997            $  1.97             $    1.94
                                                     ======               =======



         The status of the options outstanding at December 31, 1998 is as follows:

                                          Remaining
                  Exercise               Contractual
                  Price       Number    Life in Years
               ---------      ------    -------------
               $  5.00        129 875     7.75
                  7.25        5 000       9.75


Note 17.  Warrants Outstanding

          On June 15, 1992, the Corporation issued one stock purchase warrant ("warrant") for each share of preferred stock purchased in a private offering. A total of 200,688 warrants were issued. Warrants were immediately transferable and entitled the holder to purchase one share of common stock at a price of $5.00 per share until June 30, 1997. During 1997, 192,488 warrants were exercised. The remaining 8,200 warrants expired.

Note 18. Earnings Per Share

          The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.



                                                  1998                             1997       1996
                                    ------------------------------   --------------------------

                                                Per                          Per                   Per
                                                Share                       Share                 Share
                                    Shares      Amount          Shares      Amount   Shares       Amount
                                   ----------  -------          ------      ------   ------       ------



          Basic earnings
            per share               2 058 932    $   .57      1 951 172    $  .51   1 442 478   $    .58
                                                 =======                   ======                ========

          Effect of dilutive
            securities:
              Stock options            53 077                    45 421                  --
              Warrants                    --                     19 560                  --
                                    ---------                  ---------          ------------
          Diluted earnings
            per share               2 112 009    $   .56      2 016 153    $  .50   1 442 478   $    .58
                                 ============    =======   ============    ====== ============  ==========





          Warrants and options of 200,688 were not included in computing diluted EPS for 1996 because their effects were antidilutive.


Note 19. Capitalization

          In October 1996, the Corporation sold 567,192 shares of its common stock in a public offering. Net proceeds from the sale were $2,539,038 after deducting underwriting commissions of $123,844 and direct offering costs of $183,078. Of the net proceeds, $567,192 was credited to common stock and $1,971,846 was credited to capital surplus.

Note 20. Parent Corporation Only Financial Statements


                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1998 and 1997




                                                                 1998         1997
                                                            -----------   ----------

          Assets
            Cash on deposit with subsidiary bank            $   130 241  $   53 207
            Securities                                          761 344     906 894
            Accrued interest receivable                          14 545      14 546
            Investment in capital stock of subsidiary         8 052 263   6 880 687
                                                            -----------   ----------
                Total assets                                $ 8 958 393  $7 855 334
                                                            ===========   ==========



          Liabilities
            Deferred income taxes payable                   $     3 225  $     --
            Dividends payable                                   165 055     143 920
                                                            ----------- ------------
                                                            $   168 280  $  143 920
                                                            ----------   -----------

          Shareholders' Equity
            Preferred stock                                 $    --      $     --
            Common stock                                      2 063 186   2 055 983
            Capital surplus                                   7 849 522   7 815 454
            Retained earnings (deficit)                      (1 149 567) (2 164 825)
            Accumulated other comprehensive income               26 972       4 802
                                                            -----------  -----------
                Total shareholders' equity                  $ 8 790 113  $7 711 414
                                                            -----------  -----------
                Total liabilities and shareholders' equity  $ 8 958 393  $7 855 334
                                                            ===========  ===========

                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996



                                                              1998        1997          1996
                                                         -----------  ------------  -----------
          Income
             Interest on investment securities,
              taxable                                   $    14 447    $    5 945  $       --
             Interest on securities available
              for sale, taxable                              31 647         8 625          --
             Miscellaneous                                     --           --            6 000
                                                         ----------    ----------  -----------
               Total income                             $    46 094    $   14 570  $      6 000
                                                        -----------    ----------  ------------
          Expenses, other                               $    18 607    $   11 927  $      1 248
                                                        -----------    ----------  ------------
               Income before undistributed
                income of subsidiary                    $    27 487    $    2 643  $      4 752
             Undistributed income of
              subsidiary                                  1 152 824       995 719       834 669
                                                       -------------  ----------  -------------
               Net income                               $ 1 180 311    $  998 362  $    839 421
                                                        ============  =========== =============

                      Notes to Consolidated Financial Statements
                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996




                                                                     1998          1997        1996
                                                                  ----------    ----------   ---------

Cash Flows from Operating Activities
 Net income                                                      $ 1 180 311   $ 998 362   $   839 421
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Amortization of securities discounts, net                          2 195        --         --
    Undistributed income of subsidiary                            (1 152 824)    (995 719)    (834 669)
    Decrease in prepaid expenses                                        --            283          295
    (Increase) decrease in accrued interest receivable                     1      (14 545)     --
    (Decrease) in accounts payable                                      --         (1 363)      (3 322)
       Net cash provided by (used in)
         operating activities                                    $    29 683   $  (12 982) $     1 725
                                                                   ----------   ---------   ----------


Cash Flows from Investing Activities
 Proceeds from maturities of investment securities               $   150 000   $   --      $   --
 Purchase of investment securities                                     --       (401 490)      --
 Purchase of securities available for sale                             --       (502 561)      --
                                                                   -----------  ---------   -----------
       Net cash provided by (used in)
         investing activities                                    $   150 000   $(904 051)  $   --
                                                                   -----------  ---------   -----------


Cash Flows from Financing Activities
 Net proceeds from issuance of common stock                      $    41 271   $ 962 440   $ 2 539 038
 Acquisition of common stock                                            --          --         (46 252)
 Transfer of capital to subsidiary                                      --          --          (2 375
271)
 Payment of dividends                                               (143 920)   (111 810)        --
                                                                    ---------   ----------  ----------

       Net cash provided by (used in)
         financing activities                                    $  (102 649)   $ 850 630  $   117 515
                                                                    ---------   ----------  ----------
       Increase (decrease) in cash
         and cash equivalents                                    $    77 034    $ (66 403) $   119 240

Cash and Cash Equivalents
 Beginning                                                            53 207      119 610          370
                                                                     --------    ---------   ---------
 Ending                                                          $   130 241    $  53 207  $   119 610
                                                                   ===========  ==========   =========
Supplemental Schedule of Noncash
 Investing and Financing Activities,
 unrealized gain (loss) on securities
 available for sale                                              $    36 064    $   4 295    $  (7 910)
                                                                   ===========     ========  =========